Plan Effective January 1, 2007

Exhibit 10-v

CHANGE IN CONTROL SEVERANCE PLAN

Effective: January 1, 2007

AT&T INC.

CHANGE IN CONTROL SEVERANCE PLAN

Article 1 - Purpose

The purpose of the AT&T Inc. Change in Control Severance Plan (the “Plan”) is to foster the continuous employment of key management personnel of the Company and its Subsidiaries and to reinforce and encourage their continued attention and dedication to their duties in the face of potentially disturbing circumstances arising from the possibility of a Change in Control (as defined in Section 2) of the Company, although no such change is now apparent or contemplated.

Article 2 - Definitions

As used in this Plan, the following terms shall have the respective meanings set forth below, and, when the meaning is intended, the initial letter of the word is capitalized:

“Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Participant’s termination, or, if greater, the Participant’s annual rate of base salary in effect immediately prior to the Change in Control.

“Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the Ultimate Parent (as defined below under Change in Control).

“Bonus Amount” means a Participant’s target annual bonus for the fiscal year in which the change in control occurs or in which Participant’s Date of Termination occurs, whichever is greater.

“Cause” means (i) the willful and continued failure by a Participant to substantially perform his or her duties with the Company and its Subsidiaries (other than any such failure resulting from his or her incapacity due to physical or mental impairment, or any such actual or anticipated failure after the issuance of a notice of termination by him or her for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Company which demand specifically identifies the manner in which the Company believes that he or she has not substantially performed his or her duties, or (ii) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company or any Subsidiary, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, a Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for him or

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her, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of the conduct set forth above in clauses (i) or (ii) of the first sentence of this definition and specifying the particulars thereof in detail.

“Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (such post-merger surviving entity the "Ultimate Parent"), or the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

“Committee” means the Human Resources Committee of the Board.

“Company” means AT&T Inc.

“Date of Termination” means the last day of a Participant's employment with the Company and its Subsidiaries as determined under Section 4.1 of the Plan.

“Disability” has the meaning ascribed under the relevant Employer’s long-term disability plan.

“Employee” means any person employed as an employee by an Employer and paid on an Employer’s employee payroll system, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by the Employer. For purposes of this Plan, a person on a Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

“Employer” means the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934.

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“Executive Officer” means a person who has been identified by the Company as an executive officer under Rule 3b-7 of the Securities Exchange Act of 1934 prior to a Change in Control.

“Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events after a Change in Control: (i) the assignment to the Participant of any duties inconsistent with his or her title(s) or status immediately prior to the Change in Control, or a substantial adverse alteration in the nature or status of his or her responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction in the Participant’s annual base salary, target short-term or long term incentive award opportunity (including any current payments that may be made thereunder, such as the payment of dividend equivalents) as in effect immediately prior to the Change in Control, except for across-the-board salary reductions similarly affecting all officers of the Company and its Subsidiaries and all managers in equivalent positions of any person in control of the Company; (iii) the failure to pay to the Participant any portion of his or her current compensation or deferred compensation under any compensation or benefit program within seven (7) days of the date such payment is due; (iv)  the failure to continue to provide the Participant with benefits substantially similar to those enjoyed by him or her under the pension, life insurance, medical, health, accident and disability plans, or any fringe benefit material to the Participant that he or she was eligible for at the time of the Change in Control; the direct or indirect material reduction in any of such benefits; or the failure to provide the Participant with the number of paid vacation days to which he or she is entitled on the basis of his or her duration of service with the Company and its Subsidiaries, in accordance with the Employer's normal vacation policy in effect immediately prior to the Change in Control; (v) the failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan, as contemplated in Article 7; or (vi) any purported termination of the Participant’s employment after a Change in Control which is not effected pursuant to a notice of termination satisfying the requirements of Sections 4.1 and 8.1 (for purposes of this Plan, no such purported termination shall be effective); provided, however, that a good faith determination within ninety (90) days of the occurrence of a Change in Control by a Participant who is the Chief Executive Officer of the Company (the “CEO”) or who was an Executive Officer on January 1, 1990 that, as a result of such Change in Control, he or she is not able to discharge his or her duties effectively shall constitute Good Reason.

An isolated, insubstantial and inadvertent action taken in good faith implicating clauses (i), (iv), (v) or (vi) of this definition which is fully corrected by the Company prior to the Date of Termination specified in the notice of termination shall not constitute Good Reason. A Participant’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental impairment. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

“Leave of Absence” shall mean when a Participant is absent from employment with an Employer on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of term of employment, which permission is granted (and not revoked) in conformity with the rules of the Employer that employs the individual, as

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adopted from time to time). For purposes of this Plan, a Leave of Absence shall be deemed to also include a transfer by an Employer of a person to, and continuous employment by, an entity for a rotational work assignment. To be a rotational work assignment, the Employer must have indicated in writing to the person that the person was to be rehired by the Employer upon termination of the rotational work assignment.

“Officer Level Employee” means any Executive Officer and any Employee who is an “officer level” Employee for compensation purposes as shown on the records of the Company and its Subsidiaries.

“Participant” means the CEO, each Officer Level Employee who has in effect on September 28, 2006 a Severance Benefits – Change in Control Agreement with the Company, and each other Officer Level Employee (i) who is designated from time to time in writing by the CEO and (ii) whose designation is evidenced in writing by a notification of participation to the Employee signed by the CEO. A person shall cease to be a Participant upon (a) the Participant’s Termination of Employment prior to a Potential Change in Control or (b) the Board, the Committee or the CEO determining, in their sole discretion, that the person shall cease to qualify for benefits under this Plan (but any such determination made in respect of a Participant shall be considered an amendment of the Plan adverse to the interests of the affected Participant and is subject to the provisions of Section 8.5).

“Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control or (ii)  the Board adopts a resolution to the effect that, for purposes of this Plan, a potential change in control of the Company has occurred.

“Qualifying Termination” means a Participant’s Termination of Employment during the Termination Period (i) by the Company and its Subsidiaries other than for Cause or (ii) by the Participant for Good Reason. Termination of Employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

“Retirement” means the Participant’s mandatory retirement in accordance with the Employer’s mandatory retirement age policy, if any, for officers prior to a Change in Control or in accordance with any retirement arrangement established with the Participant’s consent with respect to him or her; provided, however, that a Participant's termination for Good Reason shall not constitute Retirement.

“Subsidiary” means any corporation, partnership, venture or other entity in which the Company holds, directly or indirectly, a fifty percent (50%) or greater ownership interest. The Committee may, at its sole discretion, designate, on such terms and conditions as the Committee shall determine, any other corporation, partnership, limited liability company, venture or other entity a Subsidiary for purposes of this Plan.

“Termination of Employment” means the event where the Employee ceases to be an Employee of any Employer, including but not limited to where the Employer ceases to be a Subsidiary.

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“Termination Period” means the period of time beginning with a Change in Control and ending on the second anniversary of such Change in Control.

Article 3 - Effectiveness of the Plan

This Plan shall be effective as of January 1, 2007. Nothing in this Plan shall be deemed to entitle any Participant to continued employment with any Employer, and if a Participant's employment with any Employer terminates prior to a Change in Control, the Participant shall have no rights under this Plan (except in the case of a Qualifying Termination).

Article 4 - Payments Upon a Qualifying Termination

4.1	Termination of Employment.

(a)          Notice of Termination. Any purported termination of a Participant’s employment during the Termination Period by an Employer or by a Participant shall be communicated by written notice of termination to the other party in accordance with this Section 4.1 and Section 8.1 (regarding notices). For purposes of this Plan, a “notice of termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Participant’s Termination of Employment under the provision so indicated. The failure by the Participant or the Employer to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Employer hereunder or preclude the Participant or the Employer from asserting such fact or circumstance in enforcing the Participant’s or the Employer’s rights hereunder.

(b)          Date of Termination. If a Participant has a Qualifying Termination, the Date of Termination shall be the date specified in the notice of termination (which, in the case of a termination other than for Cause or a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such notice is given). If a Participant's Termination of Employment is for Cause, the Date of Termination shall not be less than thirty (30) days from the date notice is given. In the event of a dispute arising out of the Participant’s Termination of Employment, the Date of Termination will be determined in accordance with Section 4.1(c).

(c)          Disputes Involving Termination. If within fifteen (15) days after any notice of termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such notice of termination notifies the other party that a dispute exists concerning whether the termination is a Qualifying Termination or for Cause, the Date of Termination shall be the date on which the dispute is finally resolved either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been

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perfected); provided, however, that if the dispute is not resolved prior to the end of the Termination Period, the Termination Period shall be extended so as not to deprive the Participant of the benefits under Section 4.2 in respect of such termination; provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. During the pendency of any such dispute, the Employer will continue to pay the Participant his or her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Participant as a participant in all compensation, benefit and insurance plans in which he or she was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this provision. Amounts paid under this provision are in addition to all other amounts due under this Plan and shall not be offset against or reduce any other amounts due under this Plan.

4.2	Severance Payments.

If the Participant has a Qualifying Termination, then, subject to the Participant’s execution of a Release in the form attached to this Plan as Schedule A (the “Release”) the Company shall or shall cause the Employer to provide to the Participant:

(a)          his or her full base salary through the Date of Termination at the rate in effect at the time notice of termination is given, plus all other amounts to which he or she is entitled under any compensation plan in effect immediately prior to the Change in Control, at the time such payments are due; provided that, for purposes of determining the amount to which a Participant is entitled under the Financial Counseling Program, he or she shall be regarded as having retired under the terms of the program; and

(b)          within five (5) days following the Date of Termination (or, if later, the execution by the Participant of the Release), a lump sum cash payment equal to the result of multiplying (i) the sum of (A) the Participant’s Base Salary, plus (B) the Participant’s Bonus Amount by (ii) 2.99; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Participant shall be paid an estimate, as determined in good faith by the Company of the minimum amount of such payment and the remainder of such payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the Date of Termination; provided further that, in the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan to the Participant, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code); and

(c)          if the Participant is not otherwise entitled to such benefits at no cost to him or her pursuant to the terms of such plans, for a thirty six (36) month period from the

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Date of Termination or until December 31 of the year in which the Participant reaches age sixty-five (65), whichever is the shorter period (the “Benefit Period”), life, health and dental benefits (including dependent coverage) substantially similar to those that he or she was receiving immediately prior to the Date of Termination, and such benefits shall be provided at no cost to the Participant. Notwithstanding the foregoing, the Participant shall not be provided any benefit pursuant to this Section 4(c) if an equivalent benefit is actually received by the Participant during the Benefit Period following his or her Date of Termination and any such benefit actually received by the Participant shall be reported by the Participant to the Company; and

(d)          if the Participant is subject to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”) by reason of the Change in Control and the prior deferral of income (whether or not the Participant has a Qualifying Termination), then the Company shall pay to the Participant an amount as specified in Schedule B.

(e)          Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Article 4, the Company may reduce or eliminate the duplicative benefits provided for under the Plan.

(f)           This Plan does not abrogate any of the usual entitlements which a Participant has or will have, first, while a regular employee, and subsequently, after termination, and thus a Participant shall be entitled to receive all benefits payable to him or her under each and every qualified plan, welfare plan and any other plan or program relating to benefits and deriving from his or her employment with the Company and it Subsidiaries, but solely in accordance with the terms and provisions thereof.

Article 5 - Withholding Taxes

The Company and its Subsidiaries may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, is required to be withheld.

Article 6 - Certain Additional Agreements under Section 409A

6.1               Delay of Payment . In the event the payment of any amounts under this Plan would be treated as non-qualified deferred compensation under Section 409A of the Code ("Section 409A"), such payment will be delayed for six (6) months after the Date of Termination if required in order to avoid additional tax under Section 409A. If a Participant dies within six (6) months following such termination of employment, any such delayed payments shall not be further delayed, and shall be immediately payable to his or her estate in accordance with the applicable provisions of this Plan.

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6.2              No Adverse Action. No Employer will take any action that would expose any payment or benefit to a Participant under this Plan to the additional tax imposed under Section 409A of the Code, unless (i) the Employer is obligated to take the action under an agreement, plan or arrangement, (ii) a Participant requests the action, (iii) the Employer advises such Participant in writing that the action may result in the imposition of the additional tax and (iv) such Participant subsequently requests the action in a writing that acknowledges that he or she will be responsible for any effect of the action under Section 409A.

Article 7 - Successors; Binding Agreement

7.1              The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to unconditionally assume all of the obligations of the Company and its Subsidiaries hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such succession shall constitute Good Reason hereunder and shall entitle the Participants to compensation and other benefits in the same amount and on the same terms as the Participants would be entitled hereunder if they had a Qualifying Termination, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination.

7.2             The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Article 8 - Miscellaneous

8.1	Elections and Notices.

Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made on forms prepared by the Company or its General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by the Company or its General Counsel, Secretary or Assistant Secretary, or their respective delegates, including through electronic means, over the Internet or otherwise. An election shall be deemed made when received by the Company (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form.

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If not otherwise specified by this Plan or the Company, any notice or filing required or permitted to be given to the Company under the Plan shall be delivered to the principal office of the Company, directed to the attention of the Senior Executive Vice President in charge of Human Resources for the Company or his or her successor. Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant’s work or home address as shown on the records of the Employer or, at the option of the Company, to the Participant’s e-mail address as shown on the records of the Employer. It is the Participant’s responsibility to ensure that the Participant’s addresses are kept up to date on the records of the Employer. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

8.2	No Mitigation; Resolution of Disputes and Costs.

(a)          In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as provided in Section 4.2(c), such amounts shall not be reduced whether or not the Participant obtains other employment.

(b)          Participants may submit claims for benefits by giving notice to the Company pursuant to Section 8.1. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Company in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Company shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Company, the Participant may: (i) request a review of the denial by the Board or, where review authority has been so delegated, by such other person or entity as may be designated by the Board for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the Board or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Board or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Board or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Board or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 18 will

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be permitted at the sole discretion of the Board or its delegate. If the Board does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied. 1

(c)          Notwithstanding anything in this Plan to the contrary, any court, tribunal or arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and any Employer, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

(d)          If any contest or dispute shall arise under this Plan involving a Participant’s Termination of Employment or involving the failure or refusal of any Employer to perform fully in accordance with the terms hereof, the Company shall or shall cause the Employer to reimburse the Participant on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Participant in connection with such contest or dispute (regardless of the result thereof), together with interest at the rate provided in section 1274(b)(2)(B) of the Code, such interest to accrue thirty (30) days from the date the Company receives the Participant’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not the Participant’s claim is upheld by a court of competent jurisdiction or an arbitration panel; provided, however, that the Participant shall be required to repay immediately any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.

8.3              Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Articles 4 (to the extent that payments or benefits are owed as a result of a Qualifying Termination that occurs during the term of this Plan), 5, 6, 7 and 8 shall survive the termination of this Plan.

8.4	Governing Law; Validity.

To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

1 Difference from current contract form: dispute resolution procedure is new, no procedure was previously specified.

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8.5              Amendment and Termination. The Board or the Committee may amend (and, by amendment, terminate) this Plan at any time; provided, however, that (i) no amendment that reduces or eliminates any benefit or other entitlement of any Participant or that is otherwise adverse to the interests of a Participant (an “Adverse Amendment”) may take effect prior to the beginning of any calendar year and any such amendment shall be void and of no effect unless the Participant was notified of such amendment by September 30 of the prior year, (ii) no Adverse Amendment may be adopted during the period of time beginning on a Potential Change in Control and ending on the earlier of (a) the termination of the agreement that constituted the Potential Change in Control and (b) the second anniversary of the resulting Change in Control, without the Participant’s written consent, and (iii) no Adverse Amendment may be adopted during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control without the Participant’s written consent. The restrictions on amendments set forth in the prior sentence shall not apply to any amendment adopted within the period specified in clauses (ii) or (iii), above, if the following three conditions are satisfied: (1) the amendments do not take effect until the expiration of the periods, as applicable, set forth in such clauses, (2) each adversely affected Participant receives written notice of the adoption of such amendments within ten (10) days of such adoption and (3) such written notice is provided at least ninety (90) days prior to such amendments taking effect.

8.6              Interpretation and Administration. The Plan shall be administered by the Board. The Board may delegate any of its powers under the Plan to a committee thereof or prior to a Change in Control, to the CEO. Unless otherwise provided in this Plan, actions of the Board or such committee shall be taken by a majority vote of its members. All references to the “Board” herein shall be deemed to be references to such delegate, as appropriate. The Board shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

8.7             Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees.

8.8              Nonassignability. Benefits under the Plan may not be sold, assigned, transferred, pledged, anticipated, mortgaged, or otherwise encumbered, transferred, hypothecated, or conveyed in advance of actual receipt of the amounts, if any, payable hereunder, or any part thereof by the Participant.

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Schedule A

RELEASE AND WAIVER

I, ________________, hereby fully waive and forever release and discharge Company, AT&T, any and all other subsidiaries of Company and of AT&T, their officers, directors, agents, servants, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever arising from or in connection with my past employment by Company (and any AT&T subsidiary to the extent applicable) and/or my separation therefrom, including but not limited to claims, actions, causes of action or suits of any kind allegedly arising under the Employee Retirement Income Security Act (ERISA), as amended, 29 USC §§ 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 USC §§ 701 et seq.; the Civil Rights Acts of 1866 and 1870, as amended, 42 USC §§ 1981, 1982 and 1988; the Civil Rights Act of 1871, as amended, 42 USC §§ 1983 and 1985; the Civil Rights Act of 1964, as amended, 42 USC § 2000d et seq.; the Americans With Disabilities Act, as amended, 42 USC §§ 12101 et seq., and the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 USC §§ 621 et seq., known and unknown. In addition, I, ___________, agree not to file any lawsuit or other claim seeking monetary damage or other relief in any state or federal court or with any administrative agency against any of the aforementioned parties in connection with or relating to any of the aforementioned matters. Provided, however, by executing this Release and Waiver, I, ________________, do not waive rights or claims that may arise after the date of execution; provided further, however, this Release and Waiver shall not affect my right to receive or enforce through litigation, any indemnification rights to which I am entitled as a result of my past employment by the Company or contract rights pursuant to the Agreement and Release and Waiver of Claims entered into contemporaneously herewith and, if applicable, any subsidiary of AT&T; and, provided further, this Release and Waiver shall not affect the ordinary distribution of benefits/entitlements, if any, to which I am entitled upon termination from Company; it being understood by me that said benefits/entitlements, if any, will be subject to and provided in accordance with the terms and conditions of their respective governing plan and this Agreement.

A-1

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Schedule B

Additional Reimbursement Payments by the Company

(a)          Pursuant to Section 4.2(d) of the Plan, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Participant (whether pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Schedule B) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Participant an additional payment (a “Reimbursement Payment”) in an amount such that after payment by the Participant of all taxes (including any Excise Tax) imposed upon the Reimbursement Payment, the Participant retains an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments; provided, however, that the Company shall have the obligation to make a Reimbursement Payment only to the extent the Participant is subject to the Excise Tax by virtue of the reduction of his or her “base amount” (as defined in Section 280G(b)(3) of the Code) by reason of his or her election to defer a portion of his or her compensation payable during the applicable period (such Excise Tax, a “Qualifying Excise Tax”). For purposes of determining the amount of the Reimbursement Payment, the Participant shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b)          Subject to the provisions of Paragraph (a), all determinations required to be made under this Schedule B, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment, the amount of any Option Redetermination (as defined below), and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in

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determining the reduction of the Payments to the Safe Harbor Cap. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Reimbursement Payment under this Schedule B with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Qualifying Excise Tax is payable by a Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Qualifying Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and the Participant.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or Reimbursement Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse the Participant for the Qualifying Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Participant. In the event the amount of the Reimbursement Payment exceeds the amount necessary to reimburse the Participant for the Qualifying Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Participant (to the extent the Participant has received a refund if the applicable Qualifying Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Participant shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. In the event that the Company makes a Reimbursement Payment to the Participant and subsequently the Company determines that the value of any accelerated vesting of stock options held by the Participant shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option

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Redetermination”), the Participant shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Qualifying Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Qualifying Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of the Participant’s amended federal income tax return. If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in the Participant’s taxable income, then in addition to returning the refund to the Company, the Participant will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment (all determinations pursuant to this sentence shall be made by the Accounting Firm).

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